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This filing consists of the following materials:
(1)	Transcript to the third-quarter 2005 earnings conference call of The Toronto-Dominion Bank held on August 25, 2005.

Q3 2005 EARNINGS CONFERENCE CALL
Q3 2005
EARNINGS CONFERENCE CALL
DISCLAIMER
THE INFORMATION CONTAINED IN THIS TRANSCRIPT IS A TEXTUAL REPRESENTATION OF THE TD BANKNORTH’S AND THE TORONTO-DOMINION BANK’S (“TD”) CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALL. IN NO WAY DOES TD ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON TD’S WEB SITE OR IN THIS TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE CONFERENCE CALL ITSELF AND TD BANKNORTH’S AND TD’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.
FORWARD-LOOKING INFORMATION
From time to time, the Bank makes written and oral forward-looking statements, including in this presentation, in other filings with Canadian regulators or the U.S. Securities and Exchange Commission (SEC), and in other communications. All such statements are made pursuant to the “safe harbour” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements include, among others, statements regarding the Bank’s objectives and targets and strategies to achieve them, the outlook for the Bank’s business lines, and the Bank’s anticipated financial performance. Forward-looking statements are typically identified by words such as “believe”, “expect”, “anticipate”, “intend”, “estimate”, “plan”, “may” and “could”. By their very nature, these statements require us to make assumptions and are subject to inherent risks and uncertainties, general and specific, which may cause actual results to differ materially from the expectations expressed in the forward-looking statements. Some of the factors that could cause such differences include: the credit, market, liquidity, interest rate, operational and other risks discussed in the management discussion and analysis section in other regulatory filings made in Canada and with the SEC, including the Bank’s 2004 Annual Report; general business and economic conditions in Canada, the United States and other countries in which the Bank conducts business, as well as the effect of changes in monetary policy in those jurisdictions and changes in the foreign exchange rates for the currencies of those jurisdictions; the degree of competition in the markets in which the Bank operates, both from established competitors and new entrants; legislative and regulatory developments; the accuracy and completeness of information the Bank receives on customers and counterparties; the timely development and introduction of new products and services in receptive markets; expanding existing distribution channels; developing new distribution channels and realizing increased revenue from these channels, including electronic commerce-based efforts; the Bank’s ability to execute its growth and acquisition strategies including those of its subsidiaries; changes in accounting policies and methods the Bank uses to report its financial condition, including uncertainties associated with critical accounting assumptions and estimates; the effect of applying future accounting changes; global capital market activity; consolidation in the Canadian financial services sector; the Bank’s ability to attract and retain key executives; reliance on third parties to provide components of the Bank’s business infrastructure; technological changes; change in tax laws; unexpected judicial or regulatory proceedings; continued negative impact of the United States litigation environment; unexpected changes in consumer spending and saving habits; the possible impact on the Bank’s businesses of international conflicts and terrorism; acts of God, such as earthquakes; the effects of disease or illness on local, national or international economies; the effects of disruptions to public infrastructure, such as transportation, communications, power or water supply; and management’s ability to anticipate and manage the risks associated with these factors and execute the Bank’s strategies. A substantial amount of the Bank’s business involves making loans or otherwise committing resources to specific companies, industries or countries. Unforeseen events affecting such borrowers, industries or countries could have a material adverse effect on the Bank’s financial results, businesses, financial condition or liquidity. The preceding list is not exhaustive of all possible factors. Other factors could also adversely affect the Bank’s results. For more information see the discussion starting on page 37 of the 2004 Annual Report. All such factors should be considered carefully when making decisions with respect to the Bank, and undue reliance should not be placed on the Bank’s forward-looking statements. The Bank does not undertake to update any forward-looking statements, whether written or oral, that may be made from time to time by or on its behalf.

CORPORATE PARTICIPANTS

Ed Clark	President & CEO, TD Bank Financial Group
Dan Marinangeli	EVP & CFO, TD Bank Financial Group
Bob Dorrance	Chairman & CEO, TD Securities
Bernie Dorval	Co-Chair, TD Canada Trust
Bill Hatanaka	EVP, Wealth Management, TD Bank Financial Group
Tim Hockey	Co-Chair, TD Canada Trust
Bharat Masarani	EVP, Risk Management, TD Bank Financial Group
CONFERENCE CALL PARTICIPANTS

Michael Goldberg	Desjardins Securities
James Keating	RBC Capital Markets
Jim Bantis	Credit Suisse First Boston
Joe Boveril	SuttonBrook Capital Management
Darko Mihelic	First Associates Investments
PRESENTATION
Operator
Welcome to the Toronto-Dominion Bank third-quarter results conference call. At this time, all participants are in a listen-only mode. Following the presentation, we will conduct the question-and-answer session. I would like to remind everyone that this conference call is being recorded on Thursday, August 25, 2005 at 3 PM Eastern time. I’ll now place the lines back on music hold until the conference begins.
Dan Marinangeli — EVP & CFO, TD Bank Financial Group
Welcome to the TD Bank financial group’s third-quarter 2005 investor presentation. My name is Dan Marinangeli and I’m the CFO of the bank. This meeting is being webcast in audio and video as well as a telephone conference call. With us today is Ed Clark, the bank’s CEO, who will give an overview of the quarter. Following Ed’s remarks, I will cover our operating performance in more depth. After my presentation, we will entertain questions from those present as well as pre-qualified analysts and investors on the phones. Also present today to answer your questions are Bob Dorrance, Chairman and CEO of TD Securities, Tim Hockey and Bernie Dorval, Co-Chairs of TD Canada Trust, Bill Hatanka, EVP of Wealth Management and Bharat Masrani, EVP of Risk Management. I’d like to note that this presentation may contain forward-looking statements and we draw your attention to the slide concerning forward-looking statements at the beginning of our formal presentation. Ed.
Ed Clark — President & CEO, TD Bank Financial Group
Thanks, Dan and thanks to everyone for joining us this afternoon. Well, this has been quite a busy quarter with two significant announcements that advance our U.S. strategy; TD Waterhouse Ameritrade transaction and the TD Banknorth’s acquisition of Hudson United. There are also a few items of note in our results this quarter that I will talk about in a moment. But when you stare through these things to the fundamentals of our earnings you will see that we had a very strong operating quarter with great performance from our businesses. Dan’s going to take you through the numbers in detail but I look at this quarter’s results as delivering underlying performance of $1.04, up 14% from 91% last year on a comparable basis. Our diluted EPS before amortization of intangibles was $0.70 per share this quarter. This included a $0.33 per share expense for the contingent litigation reserve we announced last week for Enron. We just had a call last week to discuss how we were managing our Enron exposure and gave you as much information as we can in the circumstances. So I don’t intend to spend a lot of time talking about it today.
The other items of note this quarter are the costs associated with exiting parts of our Wholesale Banks structured product business outside of Canada, which I will discuss in more detail in a moment. A loss as a result of the impact of AcG-13 and the gains related to the prior year sectoral provisions. Other than the litigation reserve, these other items largely offset and reduced EPS before amortization of intangibles by $0.01.
This has been a good quarter in what is shaping up to be a good year. Based on the strength and sustainability of our earnings, today we announced an increase in our dividend by $0.02 or 5% to $0.42 a share.
Let me just spend a few minutes taking you through the operating performance of each of the segments. Starting with the personal commercial bank. They have had another great quarter with record revenues and record net income which is up 17% year-over-year. This strong performance has come across the board in both personal and business banking. In previous quarters a significant portion of the double-digit growth in the personal commercial segment has been driven by the growth from Meloche Monex. We have been warning that the Meloche growth rate could not be sustained forever but that we were investing in other parts of our P&C segment to make sure that they were ready to pick up the slack. You will see that as a result of this trend towards lower growth and given higher claims due to flooding in Alberta and Québec the insurance revenue net of claims was flat quarter-over-quarter. Despite this, the P&C segment delivered strong earnings quarter-over-quarter growth of 3.5% after adjusting for three fewer days last quarter.
We enjoyed strong volume growth across all business lines. This was partially offset by lower net interest margins; mix rather than individual product margin compression was the primary factor here. We are expecting margins to continue to be adversely affected by customer preference next quarter although any further margin decline should be modest. When we look out to the end of the year we don’t see a break in the trend for the Personal and Commercial segment. The real question for us is next year’s performance. Three years ago we set out to deliver 10% earnings growth in the Personal commercial bank in each segment for three years. This goal this year the P&C bank is on track to again beat this goal, delivering their third year of 15% plus growth. A truly remarkable achievement.
While our growth target for 2006 continues to be 10%, it is obviously getting harder to meet that target given the performance in the last three years and the likelihood of some deterioration in business credit performance.
Turning now to TD Banknorth. Let me start by letting you know that Bill Ryan is finally taking a much deserved vacation after a hectic period of much activity. So Dan and I are going to answer any questions you have on TD Banknorth. Dan will take you through the translation of TD Banknorth’s results into our consolidated earnings. TD Banknorth continues to meet our expectations but I should note that the ROIC was slightly lower than we had hoped last August because of the rise in the Canadian dollar. We remain committed to getting this ratio up to more acceptable levels over the next three or four years.
Obviously the big news in the quarter was the announcement of the acquisition of Hudson United. The management team at TD Banknorth is fully engaged on this acquisition and the more they get to know Hudson United the more confident they become about the opportunity. For us at TD, the Hudson United acquisition is exactly the right transaction to advance our U.S. strategy; it is exactly what we said we were going to do when Bill and I announced the TD Banknorth transaction a year ago.

Wealth Management also delivered strong operating performance this quarter with year-over-year earnings up 30%. But we had anticipated lower earnings on a quarter-over-quarter basis, earnings were in fact flat helped by better than expected U.S. earnings. Dan will update the information we presented when we announced the TD Ameritrade deal, which breaks out the U.S. online brokerage operations from the rest of Wealth Management.
As indicated, the U.S. operations were strong, up 63% year-over-year and double last quarter’s results. Reduced marketing spend helped the quarter-over-quarter results and rising interest rates increased noncommission revenue. Our domestic operations, which exclude our U.S. online brokerage, continues to produce excellent results. Although as we expected, domestic earnings slowed quarter-over-quarter with weak capital markets affecting trades per day volume. Domestic wealth is up 22% year-over-year and reflects the strong execution of the business plan we outlined a couple of years ago. As you know, part of that plan is to build our advice channels and to that end, we’re on track to meet our goal of adding 125 net new client fishing (ph) advisers this year.
Mutual funds have shown continued momentum. Mutual fund sales were very strong in our own channels but also in external distribution channels. A reflection that the TD brand is resonating well with external broker-dealer community. Long-term net sales were 1.3 billion in the quarter.
Finally, the Wholesale segment. The results of the Wholesale segment are impacted by the restructuring of the global structural products business that we told you about last quarter. So let me start with that. As we said last quarter, we have had a very successful strategy of building a global derivatives business. However, it became clear that there were parts of that business in the structured derivative products specifically for which the economics had shifted over time in a way that meant we were no longer — we no longer liked the risk reward trade-off. So we announced our decision to exit certain segments —
sub-segments of our structure product business outside of Canada.
So where are we on this restructuring? In the second quarter we took a restructuring charge of $22 million and this quarter we took an additional $15 million. These restructuring charges relate primarily to severance and premises and are being written off as we actually affect the planned restructuring. We will absorb some additional amounts in the next two quarters.
The other restructuring charge relates to a liquidation of one of the planned for exit structured portfolios. This sale resulted in a $30 million after-tax loss. Having made the decision to exit the structured portfolios, we will do so in a manner that we believe is most strategic for our business and for our shareholders. This will mean some combination of a liquidation approach and holding the assets for runoff. As a result, we may have additional liquidation losses on sales in the coming quarters. We do not have a dollar amount that we can give you at this point because we have not determined which approach to take in respect to each of the sub books. But we do know that exiting these books is the right business decision. It won’t negatively impact the long-term earnings capacity of the wholesale bank and whatever losses we take will be manageable for the bank. I want to stress that we have a very profitable global derivatives business that we will run on an ongoing basis and once we have removed all the costs associated with exiting these non-core structured businesses, our profitability in the wholesale segment should remain largely intact and our risk profile will be improved.
Looking at the quarter absent our restructuring activities, we had continued strong performance in our domestic franchise businesses, both cash and derivatives. The wholesale segment delivered net income of 130 million in the quarter after adjusting for the restructuring and liquidation loss. Despite relatively weak capital markets, we are down quarter-over-quarter but up slightly year-over-year. These results were somewhat dampened by particularly difficult trading experience in the first part of the quarter. On PCLs, again this quarter, we had no impaired loan formations and we’re not forecasting any meaningful loan losses in 2005. We continue to be comfortable with the diversity and investment quality of our portfolio.

But to sum it up, I would say this has been a remarkably good quarter and it looks like it is going to be a good year. Granted there has been a lot going on in the quarter but we don’t want that to take away from the core messages. We are delivering on our strategy and doing exactly what we told you we’d do. Our operating earnings at all four businesses continues to be strong. We have great growth opportunities for the future. We are focused on the main game, building TD into a leading Canadian-based North American player. With that, I’ll turn it over to Dan.
Ed Clark — President & CEO, TD Bank Financial Group
If you can’t get two guys that even can get by each other, do you really want them running a bank?
Dan Marinangeli — EVP & CFO, TD Bank Financial Group
Thanks, Ed. Okay. We’ll just leave that I guess. Help here Scott. Don’t want to peak too early, Ed. Okay then for the third quarter overview as Ed mentioned, $0.58 a share on a reported basis. That goes up to $0.70 a share when you add back the amortization of intangibles. Our earnings by segment, the Canadian P&C banking segment, $434 million. That is a new record, up 17% year-over-year and 8% quarter-over-quarter, about 3.5% quarter-over-quarter if you adjust for the number of days in the second quarter.
The U.S. P&C banking first full quarter for TD Banknorth, $70 million reported. The wealth management segment at 99 million was flat the last quarter but up 30% on a year-over-year basis. And wholesale banking, $90 million, down 30% year-over-year and 40% quarter-over-quarter. And that embeds the $40 million restructuring charges that Ed mentioned, 10 on the expense side post tax and 30 on the loss on disposal side in revenue. Our capital ratios this quarter, tier 1 improved only slightly and around to the same ratio as last quarter at 10%. The net tangible common equity ratio at 7%, up slightly again from the last quarter which was 6.9%. We did raise the dividend 5% or $0.02 per share.
The payout ratio on the dividend if you use the $1.04 as an indication of ongoing underlying earnings, the payout ratio was about 40 — 40.3% this quarter, right in the middle of our 35 to 45% range.
Looking at the items of note, and we have a number of them this quarter. We have already talked about how we get from $0.58 down to $0.70. In the corporate segment there are four items of note that we draw your attention to. We had a non-core sectoral PCL recovery. We’ve had these before. These are previously provided for sectoral reserves that got transferred into specific loss reserves in previous years and now are reversing and that we have received the money back. So 42 pretax, 23 post tax and in fact, bonusing earnings this quarter by $0.03 per share.
We had a restructuring in some of our non-Canadian subsidiaries this quarter but had an impact on the entities that effectively carry some of the non-core loan receivables. We restructured by changing the geography of a particular sub which enabled us to change the tax rate being applied to the deferred tax asset for non-core loans. And by doing that we were able to increase our earnings and decrease the tax provision by $30 million or $0.04 per share. Now the AcG-13 impact, 18 pretax, 12 post tax or $0.02 per share, that was a drag to earnings and of course the Enron contingent litigation provision, 365 million Canadian pretax and 238 post tax or $0.33 per share. Obviously that was a drag to earnings.
In the wholesale segment, the two restructuring charges I mentioned before, 10 post tax on the expense side and 30 post tax on the revenue side representing a loss on exiting the structural products portfolio. Now if you are inclined to adjust our earnings for those amounts, you would get a basic reported basis earnings applicable to common shares of $0.92 per share and the net income before the amortization of intangibles of $1.04 per share. On a comparable basis, last year that was $0.91 per share so we’re up 14% on a year-over-year basis and last quarter that was $1 even per share so we’re up 4% on a quarter-over-quarter basis.

Turning now to the Canadian personal and commercial banking business. We had very strong revenue growth this quarter, 7.9%. As Ed mentioned, this was a wide base or a very representative increase across a lot of our businesses. Of that 8% say in revenue growth, about 5% of it related to volume growth in the personal and commercial bank offset by slightly lower margins; so 5 out of 8%. Insurance business represented about 1.5% of the growth year-over-year and the balance was spread over a number of other businesses. So we are seeing a considerable increase in the volume growth in the retail bank which is encouraging going forward I think.
On the margin front, margins are down three basis points this quarter, 292 down from 295 last quarter. As Ed mentioned, it is a mix issue; continues to be a mix issue. We are getting fairly stable and healthy margins on a product by product basis. If you were to look at the forward rates, interest rates in Canada and if you assume that those forward rates are realized in future periods, we forecast that our margins would decline slightly over the next five quarters, not significant decline in margins but a slight decline. Obviously the actual interest rate environment may well be different than what the forward rates predict.
Credit losses, very stable on the personal side, 89 million this quarter. We had only one million in PCLs in the commercial bank. Obviously there is a degree here of recoveries within the commercial bank. We had a few million dollars of recoveries this quarter. As Ed mentioned on several occasions, this is probably not a sustainable position for the commercial bank and the personal bank has been exceptionally stable probably now for about six quarters. The PCL impact of securitization was 10 million this quarter. On a year-to-date basis, at the bottom of this slide, the bottom right of this slide, you can see that our PCLs on a year-to-date basis, i.e. nine months in each of these years, is relatively stable in ‘05 versus ‘04, which was down a fair amount from a higher PCL year in 2003.
Expenses came in at 956 million this quarter coupled with the revenue growth I mentioned before. That gives us a 56.4% efficiency ratio, down 80 basis points from last quarter but not quite as good as the record efficiency ratio we had in the first quarter of this year. Expenses are up about 4.7%. Volume growth was about one-third of this expense growth total. We had increased marketing but then we also saw the benefits of the Laurentian synergies and the cost reductions this quarter. Marketing obviously related to our very successful iPod campaign and the 150th anniversary of the TD Bank.
Base expenses are also up; about two-thirds of the total are base expenses. We did adjust some salary expenses this quarter and we still were able to get though a 3.2% spread between the revenue growth number and the expense growth number.
Well in summary then, earnings at 434 represent the result of all those factors. Again, a record ROIC 23.3% is an exceptionally strong result. We have had virtually two years now of quarterly increases in ROIC if you adjust for the shorter quarter, in the second quarter of each year, exceptionally strong results, earnings up almost 17%.
In terms of marketshare, I think marketshare is improved over previous years, especially on the personal deposit side we — on a year-over-year basis, total marketshare is up 23 basis points. On a personal loans, we did see again some further decline in marketshare, about 33 basis points for the year. On business loans, year-over-year small-business loans up six basis points and other business loans just about flat, down one basis point on a year-over-year basis. These marketshare numbers represent very healthy volume growths over the past year. In terms of personal deposits, our non-term deposits are up 5% on a year-over-year basis. Term is up 3.8%. Personal loans, real estate secured up 9.9%. Visa up 6.6%. The non-secured personal loans again not growing as fast as perhaps in other bank’s, only up about 0.7% on a year-over-year basis. On average, total personal loans up 8.7%.
On the business side, total business loans up 4.5% year-over-year and business deposits up an exceptionally strong 12.3%. So we are seeing acceleration of volume growth in the retail bank in recent quarters.

Moving onto the U.S. personal and commercial banking business, also known as TD Banknorth. This is the first full quarter of results from TD Banknorth, pretty good results. Obviously we’re not going to spend too much time on these results because they have been reported previously at Banknorth’s second-quarter analysts call which was held last month. $70 million Canadian is our share of the earnings. That is a 5.5% ROIC, a little less than we had anticipated and hoped for with by far the biggest impact being the foreign exchange rate. We are receiving earnings at a lower U.S. dollar exchange rate than we had anticipated.
If you just — looking at the adjustments within the Banknorth earnings, you take the Banknorth U.S. GAAP earnings, you add back the amortization of intangibles, you get the U.S. dollar cash earnings. You take an exchange rate on that, this quarter, the average was about 1.2463. You then take our 55.5% share of those earnings and then you drop those earnings by a number of adjustments. There is the U.S. Canadian GAAP difference, the biggest difference is the expensing of options in Canada that are not yet expensed in the U.S. and then there is some further allocation expenses in terms of capital tax and withholding tax and dividends that get charged against that as well. Those adjustments are about in total about 9 million Canadian. So that gets you down to 70 million Canadian.
Wealth management next. There is a number of trends occurring in the wealth management business. We have a slight decline in revenues this quarter from last quarter, down 2% but up about 10% from the previous year. Trades per day were down in Canada and in the U.S. They were down more in Canada than they were in the U.S. These revenue reductions were offset to a degree by very strong mutual fund fees. We did see weaker full-service commissions as well this quarter in Canada as the volumes in the markets in Canada decline. We had particularly strong — you’ll recall particularly strong retail markets in Canada in the second quarter to a large extent represented by oil and gas shares and that did not translate to the same extent in the third quarter.
The TD Waterhouse USA trades per day were up 6% on a year-over-year basis but down 8% on a quarter-over-quarter basis. Expenses were up 6% on a year-over-year basis and flat with the previous quarter. The biggest difference in expenses was the decline in marketing expenses in TD Waterhouse USA and I will explain that in a minute.
Moving onto earnings. You can see that the TD Waterhouse USA earnings at $26 million Canadian, very strong compared to the last quarter and last year. Basically there was an approximately $10 million affect due to lower marketing spend on after-tax basis as well we saw higher NII on an after-tax basis that tended to offset some of the weakness in trades per day. Expenses were higher in the U.S. and that was offset by a lower tax rate in the U.S. So again, a very good result for TD Waterhouse USA. The balance of the wealth management segment at $73 million was down from an exceptionally strong second quarter as I mentioned, in particular with trades per day and TD Waterhouse in Canada being down to a greater extent than they were in the U.S.
Marketshare for our mutual fund business exceptionally good story here. Long-term funds which of course is the most important aspect in terms of profitability for us, our market share is up 101 basis points on long-term funds against the other banks and it is up 62 basis points against the industry as a whole. We grew volumes in long-term funds by 32% on a year-over-year basis. Banks as a whole grew by 26% that includes us. And the industry as a whole grew by 19%. So we’re gaining marketshare because we’re growing our volumes a lot faster than the other players.
On the money market side, we saw a slight decline in our market share against the banks and a slight improvement in our market share against the industry. Volumes in all cases all players in the money market segment of the mutual fund business were down on a year-over-year basis.
Finally, moving onto wholesale banking, now we have presented these results on a prior to the special charge basis so that $489 million is before the $46 million loss on the sale of the portfolio and structured products. On a reported basis that would be 489 less 46 or 443. This does though give you an underlying trend and the trend was weak this quarter generally down from a relatively stronger second quarter and down 9%, again over a stronger quarter in the same quarter last year. May was a particularly tough trading month especially as it related to credit products. We had very good results in the cash part of our business as well as some domestic derivative businesses in particular our institutional equities business, foreign exchange and fixed income business had very good trading results of this quarter.
Just briefly on the exposure side, really not much of the story here. This is a virtually flat line over five quarters very stable and you can see that the credit protection expense that we incurred this quarter of $13 million is also stable and there was no PCL expense actually incurred this quarter. Credit protection in billions of dollars, 3.6 down only slightly from the 3.7 last quarter. On an earnings basis, again this is the underlying earnings of TD securities. $130 million on a reported basis that was 130 less 40 or $90 million. I think the key to keep in mind here is that even at these levels which are relatively down from the previous quarter we still had satisfactory return on invested capital numbers at almost 20%. So although you could view these results as lower than previous quarters certainly the underlying profitability of this business is quite satisfactory.
And looking at risk in terms of value at risk you can see that the usage of VAR over the last four quarters has been relatively stable although there are significant movements within short time frames over this period, I would say it’s been relatively stable. Now we did have two days where we exceeded our VAR limits. Obviously you would expect that one of those days would relate to the $46 million loss, and it did. We also had a day in May that we lost an excess of our VAR limits relating to correlation between large auto companies and that had a negative impact on the trading positions that day as well. The results in May were generally quite weak to begin with. So I will stop there and we will take questions now.
QUESTION AND ANSWER
Dan Marinangeli — EVP & CFO, TD Bank Financial Group
Michael, would you mind speaking right into the mic, please?
Michael Goldberg — Desjardins Securities — Analyst
Michael Goldberg, Desjardins Securities. Could you give us some idea what your pro forma tangible common to risk-weighted assets would be at this point taking into account the Ameritrade transaction and the Hudson United transaction and in particular what would your equity in TD Ameritrade be?
Ed Clark — President & CEO, TD Bank Financial Group
I guess this one is mine, eh? Okay, Michael, I’ll se if I can do this off the top of my head. We did present some of these numbers when we announced the original deals. The Ameritrade deal will add a significant amount of capital to the tangible common equity ratio. It again it is a little complicated because we also told you that the hurdle or the requirement for capital in our view also increased because of a variety of issues relating to how various regulatory and rating agencies view the Ameritrade deal. But our capital ratio on a reported basis will go up by in the range of 80 to 100 basis points on a TCE basis. The Hudson United transaction when it happens later in the process that will happen after the Ameritrade deal in all likelihood would use capital up and it would take our TCE down by about as I recall 60 or 70 basis points. What were the other parts of your question?
Michael Goldberg — Desjardins Securities — Analyst
The other part was how much your equity in TD Ameritrade would be.

Ed Clark — President & CEO, TD Bank Financial Group
The equity in TD Ameritrade after the buyout because we will be buying out is in the high $3 billion range, 3.8 or $3.9 billion. It’s going to be dependent upon the price of the Ameritrade stock when we close the deal. So it is hard to tell exactly what that price will be. If we close the deal late this calendar year or perhaps early next calendar year, it will be dependent upon the price at that time and it will be dependent upon the price ex dividend for Ameritrade. There is a $6 dividend being paid to Ameritrade shareholders just prior to close. We did model in our presentation that we made on the Ameritrade deal, Mike, we modeled about $15 net price. We’re not very far off that in pro forma terms now.
Michael Goldberg — Desjardins Securities — Analyst
If I could I have one another question. Could you give us some color on where the weakness in trading actually was during the quarter?
Unidentified Company Representative
Sure. I think, as Dan mentioned in his results, in the credit areas we had a poor experience in May caused by — primarily caused by the downgrades in GM and Ford and the correlation that started to occur among credits, so in our structured credit business was hurt in particular. The backup in credit spreads also did move into other markets or had not knock on effects in some of the equity markets and some of the fixed income markets. So basically it was caused by credit and credit probably on a relative basis was the majority of the poor trading experience but that did translate into other markets. I think at the same time as you recall we were in the midst of announcing our restructuring of the structured credit area or the structured product areas in particular. So May was a difficult month for the business overall in that area.
Unidentified Audience Member
A question for Tim actually, your deposit shares started to pick up a bit in the quarter. Can you talk specifically to the areas of strength? Obviously the iPod promotion was a big thing in the quarter. I mean is it in checking accounts? Is it in the term books? Is it — could you talk —?
Tim Hockey — Co-Chair, TD Canada Trust
Actually a similar story to our growth across all of TDCT, in fact it was perfectly balanced between core and term essentially. Checking and savings were up 13 basis points and term was also up 13 basis points in the quarter. The iPod campaign itself was very successful but if you imagine during the quarter we were opening up checking accounts and they largely are opened up with a relatively small balance and their balance builds over time. I wouldn’t say that that is more of a greater long-term build but on the deposit side, we have had quite a focus on growing deposits for quite sometime and it seems to be paying off.
Unidentified Audience Member
Is the extended branch hours — are you finding the TD has these extended branch hours. How do you translate that into profitability or return? Are your customers paying for that?

Tim Hockey — Co-Chair, TD Canada Trust
We think we are reaping the rewards. We don’t think our customers are paying for. They certainly like it. You have seen our more recent advertisements. Our model is fairly simple. We think if we have better service than anybody else then what happens is you tend to attract slightly more customers and you lose slightly less. It is the delta between those two things and the competition that actually helps grow your customer base and grow in this case your checking accounts. You have seen our marketing change to be more hours focused and in fact, our customers are telling us those are some of the best marketing campaigns we have ever had. The fact of the matter is they love our markets or hours rather and they reward us for it.
Unidentified Audience Member
But the delta hasn’t been positive on the deposit — on marketshare up until really the last couple of quarters.
Tim Hockey — Co-Chair, TD Canada Trust
Sure. Marketshare on deposits notably around the guaranteed investment account and the terms side is obviously very sensitive to raising and it has been a very competitive market, which is why often the growth in the checking account business with an average deposit around $2500 account, does not compete well in a market that has an average deposit term of lets say 15 or $17,000. So it takes a lot of active checking accounts for marketshare purposes. But one of the things we like to look at of course is marketshare measures $1 of deposit activity whether it is a term or a core account is equal from a marketshare point of view but not at all equal from a profitability point of view. So we would rather make sure we’re maintaining marketshare on deposits but clearly emphasizing where the more profitable business is and that is on the checking side.
Unidentified Audience Member
The last question is for you as well. The unsecured loan — your systems to better score that business, any idea what millennium we will be seeing this thing get rolled out because we keep hearing about it and it doesn’t seem to bite?
Tim Hockey — Co-Chair, TD Canada Trust
We actually had two rather large implementations —
Ed Clark — President & CEO, TD Bank Financial Group
I just want you to note that the analysts are much tougher on you. I would never say something like that, would I?
Tim Hockey — Co-Chair, TD Canada Trust
With that note, we actually had two, we call a project laser, it’s a relatively long-term large infrastructure built. We had two large installs the beginning of this quarter, end of last quarter. They were mostly the base systems as opposed to the next stage, which is to tie those base systems into many of our product lines themselves. To simply put it, there was a relatively high profile install in the branch system that did some preapprovals of credit. We are actually quite pleased with the early results. But you have to remember our marketshare on lending doesn’t go anything past May. It is two months lag. We like what we see but we are — I think we have been quite open about this that we’re not going to just step on the gas and start handing out credit with a relatively new system. We are very much watching what our results are and what is happening to our cohorts as they go along. We need to have a little bit of experience and age that. We are trying to walk that tightrope of exquisite balance between profitability and marketshare.
And on the lending side it is a longer-term play for us. But we had two good installs but we’re still going to be installing things on the laser projects up until the middle of next year.
Unidentified Audience Member
A couple of questions. Just — I guess for Dan in terms of the tax in the wealth management. I think you alluded to FURSUSA but can you tell us why that was down on a consolidated basis? What material items went in there sequentially?
Dan Marinangeli — EVP & CFO, TD Bank Financial Group
In terms of what?
Unidentified Audience Member
Why the tax rate is as low as it is in the wealth segment.
Dan Marinangeli — EVP & CFO, TD Bank Financial Group
From period to period, we assess the sufficiency of our tax reserves and we did a review of our tax reserves in the wealth business this past quarter and determined that we were overprovided in previous periods so we did reverse some of that this quarter. On the consolidated basis, again, the tax rate is a little hard to get to because of all the items of note. But if you exclude the items of note you get a tax rate at 22.5% this quarter. That is about the same as last quarter, which was 22.7% and it is down slightly from last year which was 24.5%.
Unidentified Audience Member
On wealth, if we were looking forward, you’d run about a 34% tax? So take (indiscernible) running as an annual —.
Dan Marinangeli — EVP & CFO, TD Bank Financial Group
The adjustment wasn’t huge but if it would have an impact and I would say that the running rate in wealth would be a few million dollars in terms of tax higher than it was this past quarter.

Unidentified Audience Member
For Bob, number one in terms of the trading and VAR, I certainly would appreciate getting back to the histogram so we can see it piercing the levels. I’m just trying to understand what transpired in terms of the two days that you pierced the VAR? Number one, it sounds like you’re saying that in the auto industry you found things correlated which doesn’t sound very surprising. So I’m curious there. If this is a mark to market book that you have sold off, how is it that on the day of sale that you pierced VAR in such a dramatic fashion?
Bob Dorrance — Chairman & CEO, TD Securities
The first day that we — speak to the — one of the days that we pierced VAR, as Dan alluded to, was in relation to the day that we actually closed on the sale of the portfolio that we have talked about. So that was a liquidation of a structured product book, which is marked to fair market value. But the reality is that we wanted to — It was a book that we wanted to liquidate as opposed to runoff because we felt that that was the best thing to do for the long-term profitability of the business. We chose to liquidate it and the bid that we got on a liquidation basis was a loss relative to where the book had been on a mark to market basis or mark to fair market value. And I think that’s — I don’t know that that necessarily should be surprising if you want to liquidate something as opposed to sell it over time. I think there can be differences in value that do occur whether you are trading a past portfolio or a loan portfolio or a structured product portfolio.
I think the main message there was that we were — we had a portfolio for sale. We had bid and we chose to hit the bid and that bid was less than where we had the portfolio marked. The credit trading is correlated — the correlation I am referring to in structured credit is between the various levels of layers in a CDO where correlation changed dramatically relative to what expectations were in the marketplace and that caused the markdown in structured credit portfolios on a global basis in the month of May. And in our portfolio in particular and it’s a loss that we realized. We were at that point in time of also exiting some of the structured credit businesses.
Unidentified Audience Member
If we are to take comfort on a quarterly basis you show us the VAR and you say we didn’t pierce the VAR this quarter and so that is a good thing and you should be comfortable with that. If what you’re saying is that the reality of the market would suggest that while you have a mark to market against that VAR, the reality is if you were pushed into a situation where the market had a disruption that those VARs really are not relevant is what you’re just saying right because —.
Bob Dorrance — Chairman & CEO, TD Securities
No, I think the first one to be fair is when you’re exiting a business. The loss on sale that we recorded, we exited a substantial portfolio in exiting a business. A mark to market on a daily move in a marketplace where you have a significant disruption I think you could expect that it would exceed VAR and in fact VAR is meant to be exceeded statistically over time. So I think that where one would have market disruptions I think that it is not abnormal that one might expect that you would exceed VAR two to three times a year in terms of downside and/or upside.

Unidentified Audience Member
So you are not concerned about your measurement and your management of that risk given those two experiences?
Bob Dorrance — Chairman & CEO, TD Securities
No. And I would say that they are two different experiences. One was a market disruption where that market disruption caused us to exceed VAR for a day. One was a liquidation of a portfolio where we had made a conscious decision to exit a portfolio that we had independently mark to market as part of our practice. The reality is that the best bid that we had for the portfolio was a loss that we experienced and recorded.
Ed Clark — President & CEO, TD Bank Financial Group
Why don’t we go to the phones?
Operator
James Keating, RBC Capital Markets.
James Keating — RBC Capital Markets — Analyst
I may want to follow up with Bob, it’s a question about the credit protection looking at slide 20. The balance of credit protection is down. It’s still 17% of the portfolio, a pretty big number, probably good value relative to what loan losses could occur. Could you just describe how you manage that portfolio of credit protection as it is coming down, give us any window on either industry specific or investment versus non-investment grade, maybe in the money/out of the money? I’m just trying to get a read on the value of that credit protection if it has improved or not and what it means going forward?
Bob Dorrance — EVP & CFO, TD Bank Financial Group
Sure. The primary reason for it declining has been as a function of actual credit facilities winding down within the client base. So when a — if a client reduces their exposure to us then we would reduce our credit protection. In some cases it is just a question of clients downsizing their bank exposure. In other cases it has been where we have had a facility that has been paid out and we no longer have the client so we exit the CDS exposure at that point in time. The purpose of the — in terms of managing the overall CDS portfolio, there are a couple of competing objectives that we have. Firstly what we like to do is ensure that our industry and company exposure is not above the guidelines that we would set in group risk management. We are using CDS protection in those cases where as a function of a desire to be in the business or desire to compete and play in the business, you need to have a certain level of exposure. Overall, we are not that comfortable that we want to have that much exposure on a net basis so we buy protection to eliminate the group and company excesses.
We have also targeted the CDS protection. We would rather buy protection against a non-investment grade name where it is available than against an investment-grade name. So we look as much as possible and where protection is indeed available to target the four, five, six rated companies that we have in our portfolio. We have less concern from a risk perspective of buying protection against the investment-grade names unless we have too much exposure. So on the investment-grade side, it is to manage the overall net exposure of the bank. On the investment-grade side, we buy exposure where we think — where it is available and we think it is well priced.
James Keating — RBC Capital Markets — Analyst
Thank you, Bob.
Operator
Jim Bantis, Credit Suisse First Boston.
Jim Bantis — Credit Suisse First Boston — Analyst
A question for Bernie. It seems like in 2006 when Ed talks about P&C earnings slowing down to perhaps a 10% growth rate and the insurance becoming more normalized there’ll be a little bit more pressure on you with respect to the commercial banking business and I’m wondering if you could just give us a bit of an update in terms of where the marketshare is right now and some of the objectives that you’re working on to rebuild and improve profitability?
And then my second question was to Bob Dorrance and just in the context of — we know about the strength of the cash equity business and the trading operations. I know one of the objectives was to build out the talent and the equity underwriting and the M&A franchises and maybe you can give us a bit of an update how that is proceeding as well in terms of your pipeline.
Bernie Dorval — Co-Chair, TD Canada Trust
Jim, in terms of our sort of slowing down growth earnings growth for next year on the insurance side, the first point I would like to make is that although we think that the P&C insurance, car and home insurance in Meloche Monex will be will have less growth and will be constrained because of margin compression. Our (indiscernible) insurance business, our life insurance business will still be an excellent contributor and continues to be a great growth opportunity for us going forward. That is one of our other businesses that we believe will pick up some of that slack.
Now with regards to business banking, if I can share — split my comments between the small business and the commercial side. On the small business side, we have actually worked very hard over the last two years to increase our sales capability, simplify our processes. We have increased by over 100% number of small business advisers that we have in the retail branches now and we can start to see some of the benefits of that as you can see in the credit marketshare. But as Dan mentioned earlier, on the deposit side on a number of accounts, we are making extremely good progress there. So that is a business again where we look at our marketshare today, I’m talking small business here, which is slightly below 16% against our share of market on the personal side. That is north of 20% and also where the drivers, and I’m referring back to an earlier question about our longer hours.
As you know, longer hours is actually a critical factor for small-business owners and one of the key benefits of this longer hours is really to that population to that segment of customers and is really picking up in terms of the message. It’s picking up with that community as well. So we are quite confident that we have an opportunity over time to close the gap between our small-business market share today and our personal market share because of the drivers and because of the convenience we offer.
As regards the commercial banking, we are further away from getting to our super growth targets for a number of reasons. I mean, it is a ship that takes more time to turn. I mean, the relationships in commercial banking are entrenched over a long period of time. Again, we are applying the same principles to this business as we did in small business, so our number one priority has been to increase our sales capacity and our sales focus, and that is what we have been working aggressively on over the last year. Our number of referrals to commercial banks is growing rapidly, so we have everybody engaged, I think, throughout the organization to support that drive, but it takes time. The closing sales cycle in this business are anywhere between 6 and 12 months, and that is assuming that you have — and you don’t win every piece of business. So it will take time for us to get there.
So I think in terms of the general outlook, I would say ’06 we are looking at a great support from our life insurance and our small business, and our commercial business will gain momentum, is gaining momentum as we speak; will gain more momentum, but will be, we think, more of a superb growth contributor from ’07 on.
Jim Bantis — Credit Suisse First Boston — Analyst
Thanks, Bernie. That was great.
Bob Dorrance — Chairman & CEO, TD Securities
On the cash business side, I think the equity part had a very good quarter. We also did well in foreign exchange; we did well in fixed income. We did well in our equity options business in Chicago. I think, as Ed mentioned, there are other parts of the nonstructured derivative businesses that were very profitable. So there was some — it was definitely a mixed quarter in the wholesale business, but there was some good underlying profitability as well as growth potential. On the M&A part of the domestic franchise, we have been number one with respect to our bank competitors for the last two quarters with respect to announced deals. And given the announcements that have occurred to date in this quarter, I think we have good momentum in retaining a high ranking, and that can bounce around a bit depending on a little bit of good fortune in terms of if you’re working on a deal and that deal happens to win, you are good, but we’re very active in M&A.
I think our investment banking opportunity still remains the top growth opportunity that we have within the wholesale bank. In terms of all fees paid in the quarter, we came in fourth with a much improved market share, but we still have a ways to go. The objective is to be top three. We have initiatives underway to continue to grow the franchise. We have made very good progress in terms of what I look for as deals that were leading, deals that we haven’t been in before; integrated deals where leading with a relationship and translating that into other parts of the business, specifically the corporate bank. So there is good progress, but there is a good part of the road ahead of us here in terms of getting where we want to get to. But we have a plan in place, we have a process in place, and we will continue to add to that business. And I think it is by far and away our super growth business within the wholesale sector.
Jim Bantis — Credit Suisse First Boston — Analyst
Bob, just to doublecheck on the M&A side, though, does that include the advisory in terms of Banknorth and Ameritrade?

Bob Dorrance — Chairman & CEO, TD Securities
It include — yes, it does. In the quarter, in the most recent quarter that includes the Ameritrade transaction. In the previous quarter — I guess maybe it was not the previous quarter but the quarter previous to that, it was on an announced basis, the Banknorth transition. So that’s what I’m saying, you do have to have to have some wins; certainly helps for us to be the TD Bank or TD securities and have TD Bank be active, but it also included transactions like Falconbridge Noranda and Metro O&Y. So there is some Total buying Deer Creek just recently. So we have been very — our M&A business has been very active and much ahead of budget so far this year.
Jim Bantis — Credit Suisse First Boston — Analyst
Thanks Bob. Nothing beats home cooking.
Bob Dorrance — Chairman & CEO, TD Securities
Be nice to the TD people. Just trying to get higher fees out of them.
Ed Clark — President & CEO, TD Bank Financial Group
Are there any other phone questions?
Operator
We have a follow-up question from James Keating from RBC Capital Markets.
James Keating — RBC Capital Markets — Analyst
I didn’t hear if Bill Hatanka is in the room, but if he is or anyone else wants to field it; just curious for an update on the retail brokers, how fluid the situation is out there in retail broker land and how the momentum is going.
Bill Hatanka — EVP, Wealth Management, TD Bank Financial Group
I’m here, Jamie, and we are making good progress on the full-service side with regard to competitive recruits and in terms of growing our investment advisor team organically as well. So we started the year at 414 investment advisors. We are very confident that we will exceed our goal of adding 50 net new client facing advisors, and we have a stretch goal beyond that as well. So we’re very pleased with the progress and the enhancement of the quality of our investment advisor team across the country.
James Keating — RBC Capital Markets — Analyst
Okay. I guess there is not really any meaningful news in the quarter on productivity or anything, considering what happened in the markets?

Bill Hatanka — EVP, Wealth Management, TD Bank Financial Group
Nothing meaningful. Our productivity per investment advisor remains very steady and amongst the highest in the industry.
Ed Clark — President & CEO, TD Bank Financial Group
We will go back to the floor. Is there any — Ian.
Ian DeVerteuil — BMO Nesbitt Burns — Analyst
Ed, it looks as if there’s been some people changes at Ameritrade. Can you talk to what your perspective is of the individuals that have left and the rejigging, and Joe Moglia it sounds like in an enhanced role going forward?
Ed Clark — President & CEO, TD Bank Financial Group
Yes, well I think the main triggering event was Pete Ricketts, who was the Chief Operating Officer, decided he wanted to get into politics and so is running for the U.S. Senate. And so that meant that there had to be a restructuring and we are very happy with the individuals that have now taken on more leadership roles. Randy McDonald, the CFO, has an expanded role and Asiff, who was running the IT side, has got a dramatically bigger role and so they are both, Randy and Asiff are both people that we get along with very well and we think are extremely confident. Obviously, think Joe, himself, is going to play a more strategic role in the organization. I think from our point of view, all these changes are extremely positive.
Ian DeVerteuil — BMO Nesbitt Burns — Analyst
Are any of these senior TD people, Waterhouse people, fitting into this puzzle? I think Tim Pennington was running your business. Is he coming back to Canada?
Ed Clark — President & CEO, TD Bank Financial Group
Joe hasn’t announced what his management structure will look like when we — as we go into the merger. It really will — we want to reach — there is a point at which — I don’t think we want to wait right until closing because we want to get on with doing the integration planning and some of that is hard to do without knowing the answer to those questions. On the other hand, you don’t want to get too far ahead until you’re pretty confident that you’re not going to trip between cup and lip here. So I think sometime in the fall prior to closing we will announce that structure. I am sure as you’ve said on a number of occasions, he is committed to having a structure that takes the best from both sides of the organization. There is work though now going on in terms of the mechanics of the integration planning, the IT and the areas that we don’t want to wait until closing and so that work is now proceeding. But announcing the formal organization won’t happen for a little bit. Michael.
Michael Goldberg — Desjardins Securities — Analyst
Last quarter it was you or perhaps Bill Ryan that said the flattening in the U.S. yield curve was reducing earnings expectations among the U.S. banks and you hoped that it would reduce asking prices also. And then Banknorth announced the Hudson United acquisition. Now the U.S. yield curve won’t stay flat forever. So I am just wondering, you know given that the Hudson United acquisition was a fairly big bite, does this still mean that there is a window of opportunity perhaps even for something else beyond Hudson United? Is there a window of opportunity I guess and can you just talk about the consolidation environment? Does this window of opportunity mean that there may be more transactions during this flat yield curve environment?
Ed Clark — President & CEO, TD Bank Financial Group
Well I guess the first thing probably to be clear is that what Bill has said is we are out of the game for at least the next six months. We have got to get this deal closed so we’re not going to be announcing another deal before we get this deal closed. So put that issue aside. I think my own reading would be that there’s still price resistance on the sellers part so that you haven’t actually seen — you have seen flat price performance but you haven’t seen declining price performance.
I would say in terms of price expectations we haven’t yet seen a whole lot of decline. I think it takes several quarters of this to go on for people to say I may have missed my best day and I better start adjusting my expectations to the new reality. So we haven’t — I wouldn’t have said that we have seen a significant easing of the price expectations. That is not a bad thing. I would obviously pose a dilemma for us if there was a wonderful acquisition opportunity that came along right now at a price that we thought was good but that doesn’t look like that problem is going — that good problem is going to happen to us. I think our focus on is to make sure that the Hudson United deal, which as we’ve said has its operational challenge to it, it’s not as if it’s a deal that is a slam dunk from an operational point of view. We want to make sure that the Banknorth management team is 100%, which is what Bill has said to them that they should be, 100% making sure this one is successful.
Unidentified Audience Member
Just a follow-up on that in terms of the ROIC. Given BNK is going to be progressing along this path of more acquisitions and TD obviously joining for the ride. At what point and is it a three-year or five-year time period? Where is the tipping point where this goes from being strategic and therefore 5.5 is palatable in view of the future to I need it to be at a higher rate of return and it is unacceptable to be below that?
Ed Clark — President & CEO, TD Bank Financial Group
Right. I think new deals, 5.5% is an unacceptable rate of return. I think what we have said is that we compare it to the Canada Trust acquisition, which was sub 5.5 when we did it. The big thing that Canada Trust had was synergies that we could take out and use them to crawl it up so that it became into a more acceptable 8% to 9% range in a three to four-year period. So when we went into the U.S. we said can we duplicate this? Is there some way to duplicate that same performance? You need to have two things happen to get us up to an acceptable rate of return. The one is that you have to have the entity grow its earnings every year and so you have to make sure that operationally it is well-run and continuing to grow its earnings.
But then secondly you have to do your subsequent injections of capital to get your dollar cost averaging down. That clearly, about 5.5% at good rates of return. So I think when we look at deals today with brackets around or about, we certainly would like to see any new deals we do buying or using our equity at about the same rate of return as if we put our money into buying back our own shares. And so that would be after synergies. That is sort of what we have set as our criteria here and if we can do that then we are going to average up the rate of return plus then when you add the growth acquired entity and Banknorth you should be able to work yourself up so that in a three to four-year period you are in the 8 to 9% range. It’s a slow journey. We didn’t sell this as a get rich quick scheme because it isn’t get rich quick.

But that is the basic model we are running on. And any deviation from that model is going to require us to get back in there and rework the model and say what are you going to have to do to make that target.
Unidentified Audience Member
So Bill will not be held to a higher standard than the share repurchase hurdle given the risk embedded in his acquisition strategy?
Ed Clark — President & CEO, TD Bank Financial Group
We would love that he brings us acquisitions that are — obviously if we can find acquisitions that would meet a higher turn over, we’re not going to say to him now go pay higher. But I think realistically in the context of the American market and using conservative assumptions about — you can always get whatever numbers you want to put into the machine, so using conservative numbers of what is realistic that we can count on, the answer is we have said to him is if you can find us acquisitions that come in at are in a sense cost of capital or the alternative use of that capital after synergies then that is a good way for us to average up towards where we’re trying to go here plus your own growth plus its growth rate. I’ll go back to the phones.
Operator
Joe Boveril, SuttonBrook Capital Management.
Joe Boveril — SuttonBrook Capital Management — Analyst
I just wanted to confirm you guys are still looking at a December close for the Ameritrade transaction?
Ed Clark —– President & CEO, TD Bank Financial Group
That is a target that we’re in. If we could do it a little earlier we would. But I think that is a more realistic target. Any other calls on the phone?
Operator
Darko Mihelic, First Associates Investments.
Darko Mihelic — First Associates Investments — Analyst
Just a couple of really quick simple questions probably for Dan. In the supplemental on page 10 just wondering what caused the big jump in service charges quarter-over-quarter and in fact, it’s higher than the normal run rate there.
Dan Marinangeli — EVP & CFO, TD Bank Financial Group
The biggest difference there, Darko, was the fact that we had a full quarters worth of Banknorth in the results whereas the previous column does not have a full quarter only a month. That is by far the biggest impact.

Darko Mihelic — First Associates Investments — Analyst
One last question with regards to the wholesale banking unit. I noticed your restructuring charge and all that is going on but your employee count is going up. I wonder if you can talk about that a little bit.
Ed Clark — President & CEO, TD Bank Financial Group
I’m glad you asked that question.
Bob Dorrance — Chairman & CEO, TD Securities
You’re not the first one, Darko. Firstly, those are quarterly averages we announced the restructuring sort of at the beginning of the quarter and it averages out. The people actually fall of the payroll as we reach the appropriate agreements with them as well and depending on the constituency in which you do that, especially in places like London, it takes time because there are certain processes that you have to go through in terms of giving notice and settling, etc. So the people are coming off and will come off. The second quarter is — we had in excess of 100 summer students, associates and analysts in the business so that also skews the number for the quarter. And we are growing some of our other businesses as well. Having said that, we will see declines in the structured product area and lastly, we can’t really deal with all the people associated with these portfolios until they are actually gone.
Ed Clark — President & CEO, TD Bank Financial Group
Are there any other questions on the phone?
Operator
There are no further questions on the phone lines at this time. Please continue.
Ed Clark — President & CEO, TD Bank Financial Group
Well thank you all for attending.
Operator
Ladies and gentlemen, this concludes the conference call for today. Thank you for participating. Please disconnect your lines.